Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports First Quarter Earnings Increase

Roanoke, VA

HomeTown Bankshares Corporation, the holding company of HomeTown Bank, reported increased earnings for the first quarter ended March 31, 2010. Earnings for the first quarter of 2010 were $255 thousand compared to a profit of $194 thousand for the first quarter of 2009. After a $77 thousand gain on sale of other real estate in 2010 and a $160 thousand securities gain in 2009, income from operations totaled $178 thousand in 2010 compared to $34 thousand in 2009. Net income available to common shareholders for the first quarter of 2010 was $105 thousand after preferred dividends of $150 thousand vs. $34 thousand in 2009. Preferred dividends were payable on the Company’s $10 million preferred equity issued via the Capital Purchase Program during the third quarter of 2009. After preferred dividends, earnings per share available to common shareholders were $0.04 per share in 2010 compared to $0.07 per share for the first quarter of 2009.

Earnings performance in 2010 was enhanced by a 50% increase in net interest income to $2.5 million, $817 thousand higher than the same period of 2009. In addition, the Bank’s net interest margin has increased each quarter since the first quarter of 2009 from 2.90% to 3.13% for the first quarter of 2010. Continued loan growth, higher yielding investments and consistent repricing of deposit liabilities, in line with current and historically low levels of interest rates, contributed to the improved margins.

Non-interest income continued to be an important contributor to the Company’s year-to-date financial performance for 2010. A sizable increase in the number of transaction accounts and revenues associated with these accounts resulted in a 37% increase in service charge income. The Bank also realized a $77 thousand gain from the sale of other real estate owned. Income from residential mortgages thus far in 2010 was down from 2009 due to a sluggish mortgage market during the first quarter.

“We are very pleased with the consistent increase in earnings that we continued to realize in the first quarter of 2010, “said Susan K. Still, President and CEO. “Our focus throughout 2010 will be to grow earnings by continuing to increase our yield on earning assets and effectively controlling funding costs.”

HomeTown Bankshares Corporation

May 7, 2010

Balance Sheet

Total assets of the Company grew to a record level of $349 million at March 31, 2010, a 37% increase or $94 million over March 31, 2009. Total loans grew 14% or $32 million to $259 million as the Company continues to support creditworthy borrowers in the markets it serves. Total deposits increased significantly to $283 million, a 35% increase or $73 million. In addition, the Bank’s capital ratios improved and remain above regulatory standards for well-capitalized banks. “We are particularly pleased with the continued, strong growth in core deposits, particularly non-CD deposits, which supported 100% of asset growth during the first quarter of 2010,” said Ms. Still.

Asset Quality

Non-performing assets increased during the year and the loan portfolio continues to compare well to the Company’s industry peers. Non-performing loans at March 31, 2010 were $5.03 million or 1.94% of loans better than 3.25% for our peers. Net losses for the quarter were $64 thousand or 0.10% of average loans vs. $637 thousand or 1.14% of average loans for the first quarter of 2009, also comparing favorably to net losses for our peer group in 2010 of .69%. The allowance for loan losses was $3.15 million at March 31, 2010 or 1.22% of the loan portfolio compared to $2.32 million or 1.02% at March 31, 2009. During the first quarter, the Company’s loan loss provision was $353 thousand due to an increase in nonperforming assets and lingering softness in local and regional economic conditions.

HomeTown Bankshares Corporation offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.